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                                                                    EXHIBIT 12.2
                             SOUTHERN CALIFORNIA GAS COMPANY
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Dollars in millions)





                                1998        1999        2000        2001       2002
                              --------    --------    --------    --------   --------
Fixed Charges:

Interest                          $ 81        $ 62        $ 72        $ 70       $ 47
Interest portion of
  annual rentals                     4           3           4           3          2
                              --------    --------    --------    --------   --------
Total fixed charges
  for purpose of ratio            $ 85        $ 65        $ 76        $ 73       $ 49
                              ========    ========    ========    ========   ========

Earnings:

Pretax income from
  continuing operations           $287        $383        $390       $377        $391
Add: Total fixed charges
  (from above)                      85          65          76         73          49
                              --------    --------    --------    -------   ---------
Total earnings for
  purpose of ratio                $372        $448        $466       $450        $440
                              ========    ========    ========    =======   =========
Ratio of earnings
  to fixed charges                4.38        6.89        6.13       6.16        8.98
                              ========    ========    ========    =======   =========


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